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                                                           EXHIBIT 99B.11


CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Corporate Bond Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of Strong Corporate Bond Fund, Inc. on
Form N-1A of our report dated December 8, 1995 on our audit of the financial statements and financial highlights of Strong Corporate Bond Fund, Inc., which report is included in the Annual Report to Shareholders for the period from January 1, 1995 to October 31, 1995 which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.




                                                  COOPERS & LYBRAND L.L.P.


Milwaukee, Wisconsin
February 27, 1996